Exhibit 99.1

SYSCO AGREES TO ACQUIRE BRAKES GROUP

$3.1 Billion Transaction to Bring European Foodservice Distribution Leader

into Sysco’s Family of Companies

Transaction Expected to be Immediately Accretive to Sysco Earnings

HOUSTON, Feb. 22, 2016 – Sysco Corporation (NYSE:SYY), North America’s leading foodservice distributor, announced today that it has reached a definitive agreement to acquire Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg. Brakes Group is owned by Bain Capital Private Equity. The transaction is valued at approximately $3.1 billion USD (approximately 2.2 billion British pounds) and includes the repayment of approximately $2.3 billion of Brakes Group’s financial debt.

Unanimously approved by Sysco’s Board of Directors, the transaction expands Sysco’s footprint in the UK and Ireland and further into Europe and positions the company for potential future expansion in these markets. The deal is subject to customary regulatory review by European Union competition authorities. The companies expect to complete the transaction before the end of Sysco’s fiscal year in July 2016.

Headquartered in London, Brakes Group will operate as a standalone company within Sysco. The Brakes Group business will continue to be led by chief executive officer Ken McMeikan. His management team and the rest of the employee base will remain in place.

“We look forward to welcoming Brakes Group, its 15,000 employees, and Ken McMeikan and his highly respected leadership team to the Sysco family of companies,” said Bill DeLaney, Sysco chief executive officer. “This transaction will unite Sysco with a leading foodservice distributor in Europe with demonstrated capability to sustainably grow its business over time. Beginning with a common customer-centric mindset, our companies are strategically aligned with compatible cultures and similar business models. We expect to retain key members of Brakes Group’s talented leadership team and to experience little distraction from integration given the minimal overlap of the businesses. Sysco’s management team remains confident in and committed to achieving our previously announced three-year plan financial objectives.”

“Since we bought Brakes Group in 2007, the business has been transformed with capital investment of more than 100 million British pounds in an e-commerce platform, multi-temperature distribution infrastructure, and customer service enhancements,” said Dwight Poler, a managing director of Bain Capital Private Equity. “There is still a huge market opportunity ahead that I am confident Brakes Group is very well placed to deliver with Sysco.”

“It’s very exciting for Brakes Group to be joining the recognized worldwide leader in foodservice distribution,” said McMeikan. “Last year we said we would look for the best strategic option for Brakes Group’s next stage of development. We are delighted to have now concluded this process by joining Sysco. Our mission is simple: to help businesses who serve food to thrive, and becoming part of the Sysco family will help us get closer toward achieving that great outcome for our customers, colleagues and suppliers. Similar to Sysco’s approach, Brakes Group serves thousands of customers across Europe every day, including pubs, restaurants, hotels, hospitals, schools, contract caterers and more. We have continued to flourish in recent years, and the significant investment that has been made in Brakes Group provides us with a very solid platform for further growth as part of Sysco.”

Brakes Group Operational Details

In fiscal 2015, Brakes Group’s revenues were nearly $5 billion (3.3 billion British pounds), a 6.5 percent increase from the previous fiscal year.

Brakes Group was originally established in 1958 by William, Frank and Peter Brake as a poultry supplier to caterers in Great Britain. It is a leading foodservice provider in Europe by revenues, supplying an extensive range of fresh, refrigerated and frozen food products, as well as non-food products and supplies, to more than 50,000 foodservice customers. The group of companies has leading market positions in the UK, France and Sweden, in addition to a presence in Ireland, Belgium, Spain and Luxembourg. Brakes Group supplies more than 50,000 products, including an extensive portfolio of more than 4,000 own-brand products. The innovative own-brand portfolio is valued by customers, having been developed over more than 55 years to assist professional caterers in producing high-quality meals. All products are delivered through Brakes Group’s industry-leading distribution networks.

Brakes Group companies include: Brakes, Brakes Catering Equipment, Brake France, Country Choice, Davigel, Freshfayre, M&J Seafood, Menigo Foodservice, Pauley’s, Wild Harvest and Woodward Foodservice.

“We have complete confidence that Ken’s team will achieve its planned business objectives,” DeLaney said. “We expect to augment this growth by leveraging our combined scale to provide our customers with an even more competitive offering. We look forward to servicing customers across Europe and beyond, with the goal to be their most valued and trusted business partner.”

Currently, Sysco’s family of foodservice distribution companies includes operations in the U.S., Canada, Ireland, Northern Ireland and The Bahamas, as well as joint ventures in Mexico and Costa Rica. Additionally, Sysco International Food Group (IFG) provides services to a number of multi-national contract customers conducting business in many different countries.

Financial Details

At closing, the combined companies are expected to generate annualized sales of approximately $55 billion. The purchase price, the refinancing of Brakes Group’s debt, and other fees and expenses in connection with the transaction are expected to be financed with new debt, commercial paper and cash on Sysco’s balance sheet. The acquisition of Brakes Group is expected to be immediately accretive to Sysco’s earnings.

The multiple for this transaction is approximately 12 times Brakes Group’s calendar year 2015 adjusted EBITDA of approximately 184 million British pounds. This multiple approximates Sysco’s current trading multiple. In addition, the expected internal rate of return for the transaction is approximately 13 percent.¹

¹ See reconciliation explanation below.

“Our strong financial position and free cash flow allow us to pursue this proposed acquisition, while maintaining our current capital allocation strategy,” DeLaney said. “We remain committed to reinvesting in our business, growing our dividend, expanding our business through strategic acquisition and repurchasing shares opportunistically.”

Advisors

Deutsche Bank Securities, Inc. acted as the exclusive financial advisor to Sysco and is acting as sole lead arranger and sole book runner of the bridge financing for the acquisition. Freshfields Bruckhaus Deringer LLP and Ernst & Young LLP acted as legal and due diligence advisors, respectively, to Sysco. Goldman Sachs International and Baker & McKenzie LLP acted as financial and legal advisors, respectively, to Bain Capital Private Equity and Brakes Group.

Conference Call & Webcast

Sysco will host a conference call to discuss this transaction today at 10 a.m., Eastern. A live webcast of the call, a copy of this news release and a slide presentation will be available online at investors.sysco.com.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at investors.sysco.com. We encourage investors to consult that section of our website, or our investor relations app, regularly for important information about us.

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About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 196 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. Important news regarding Sysco is available at www.sysco.com/investors. You can follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. Investors are encouraged to read our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

About Bain Capital

Bain Capital (www.baincapital.com) is one of the world’s foremost privately-held alternative investment firms, with approximately $75 billion of assets under management in several pools of capital including private equity, venture capital, public equity, credit products and absolute return. Bain Capital’s more than 400 professionals are collectively the single largest investor in all of its funds and its private equity team is dedicated to investing in and building its portfolio companies. Founded in 1984, Bain Capital has made private equity, growth, and venture capital investments in more than 450 companies around the world, and has deep experience across key vertical industries including consumer/retail, financial services and institutions, healthcare, industrials, and technology, media and telecommunications. Having first established its European presence 15 years ago, Bain Capital Private Equity now has local offices in London, Munich and Luxembourg.

About Brakes Group

Brakes Group (www.BrakesGroup.com) is a leading supplier to the foodservice sector in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg. The group comprises a family of specialist businesses which are able to deliver everything the caterer needs, including their very successful own brand ranges developed specifically for chefs. Employing 15,000 people, the Group supplies a diverse customer base, which includes pubs, restaurants and hotels, schools, hospitals and contract caterers. Brakes Group has developed a clear customer focus and a strong understanding of the needs of the foodservice sector providing innovative products and services and is committed to improving both the communities and environment its serves.

Brakes Group and its Consolidated Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

(In Millions)

The Brakes Group reports its results using International Financial Reporting Standards (IFRS). In measuring its results, it uses both EBITDA and Adjusted EBITDA as profitability measures. EBITDA is defined as earnings before noncontrolling interests, taxes, interest, and depreciation and amortization. Adjusted EBITDA also excludes expenses referred to as Exceptional Items and includes pro forma adjustments for two recent acquisitions by annualizing the impact as if these operations had been a part of The Brakes Group’s results for a full fiscal year. In calculating Adjusted EBITDA, management believes that removing these Exceptional Items and including pro forma adjustments for acquired operations, provides an important perspective with respect to expected results of The Brakes Group and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated and where historical results are not indicative of potential future performance. An analysis of any financial measure not based in IFRS should be used in conjunction with results presented in accordance with IFRS. In the table that follows, EBITDA and Adjusted EBITDA are reconciled to net loss for fiscal 2015.

Fiscal 2015
Net earnings (loss)	£(177.6)
Noncontrolling interests	4.9
Interest expense	196.9
Income taxes	(5.0)
Depreciation and amortization	94.1

EBITDA	£113.3
Exceptional Items (1)	57.8

Adjusted EBITDA excluding Exceptional Items	£171.1
Pro forma adjustments for acquired operations	13.3

Adjusted EBITDA excluding Exceptional Items and including pro forma adjustments for acquired operations	£184.4

(1)	Adjustments for Exceptional Items include such items as Network Transformation Project costs, restructuring charges, non-routine informational technology projects, acquisition costs, business exit costs and other miscellaneous non-operating costs.